      -------------------------------------------------------------------

                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                      KOLLMORGEN CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                      KOLLMORGEN CORPORATION
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     1)  Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     2)  Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     4)  Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     5)  Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by the registration statement number, or the Form or Schedule and the date of its filing.
     1)  Amount Previously Paid:
         -----------------------------------------------------------------------
     2)  Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     3)  Filing Party:
         -----------------------------------------------------------------------
     4)  Date Filed:
         -----------------------------------------------------------------------

-------------------------------------------------------------------

                                 Contacts:  Roy Winnick or Mark Semer
                                            Kekst and Company
                                            212-521-4842 or 4802

                    KOLLMORGEN INCREASES OFFER FOR PACIFIC SCIENTIFIC
                                  TO $23.75 PER SHARE

            -- "TIME IS SHORT," SAYS KOLLMORGEN CHAIRMAN/CEO GIDEON ARGOV--


WALTHAM, Mass., January 30, 1998--Kollmorgen Corporation (NYSE: KOL) today increased its offer for Pacific Scientific Company (NYSE: PSX) to $23.75 per share, but warned that time is running out for Pacific Scientific to accept the Kollmorgen offer.

Kollmorgen's increased offer represents a premium of approximately 54% over Pacific Scientific's closing price on December 12, the last trading day prior to the public announcement of Kollmorgen's offer for Pacific Scientific.

Gideon Argov, Kollmorgen Chairman, President and Chief Executive Officer, said: "This amended offer reflects our determination to establish a combined enterprise that will be a leader in electronic motion control, and our confidence in the benefits of that combination for the shareholders, customers and employees of both companies.

"We want to emphasize, however, that time is short.

"To demonstrate our good faith and our determination to get this deal done, we have elected to significantly increase our offer, even though Pacific Scientific has up to now refused to allow us to conduct any due diligence unless we agree specifically to terminate our tender offer, abandon our proxy contest and agree to a `standstill' provision which would prevent us from pursuing a business combination with Pacific Scientific other than at the invitation of Pacific Scientific.

"If, however, the incumbent Pacific Scientific board continues to refuse to negotiate a definitive merger agreement, and if, moreover, the Kollmorgen slate of nominees to that board is not elected at the special meeting of Pacific Scientific shareholders on February 13, we intend to withdraw our proposal to acquire Pacific Scientific."

                                   (more)

Under Kollmorgen's proposal as amended, Kollmorgen is tendering for a majority of Pacific Scientific's common stock outstanding for $23.75 per share in cash. Following the tender offer, Kollmorgen and Pacific Scientific would merge, and each remaining share of Pacific Scientific common stock would be exchanged for Kollmorgen common stock with a value of $23.75, subject to a collar.

Additionally, Kollmorgen announced today that it has extended the expiration date of the tender offer to 8:00 p.m., New York City time, on Friday, February 13, 1998. The tender offer was previously set to expire at 5:00 p.m., New York City time, on Thursday, January 29, 1998. Kollmorgen stated that as of the close of business on that date, approximately 52,409 shares of Pacific Scientific common stock had been tendered into the offer and not withdrawn.

Kollmorgen is mailing today to Pacific Scientific shareholders copies of a supplement to the proxy statement dated January 15, 1998, as well as copies of a supplement to the Offer to Purchase dated December 15, 1997.

Copies of the Proxy Statement, the Supplement to the Proxy Statement, the Offer to Purchase and the Supplement to the Offer to Purchase may be obtained from Georgeson & Company Inc., by calling 1-800-223-2064. Banks and brokers may call collect at 212-440-9800.

Kollmorgen's primary business is in the area of high-performance electronic motion control. Additional information can be found on the World Wide Web at www.kollmorgen.com.

Cautionary Statement
--------------------

With respect to statements about future company performance that may be deemed to be forward-looking statements under the federal securities laws, the Company cautions investors and others that numerous factors could cause actual results to differ materially. Please refer to the "Forward-Looking Statements" and "Risk Factors" included in the Registration Statement on Form S-4 dated January 15, 1998.